Exhibit 99.1

BreitBurn Energy Partners Reports Record Third Quarter 2008 Results

Production Increases 156% and Adjusted EBITDA Rises to $61.6 Million

LOS ANGELES--(BUSINESS WIRE)--November 6, 2008--BreitBurn Energy Partners L.P. (the "Partnership") (NASDAQ:BBEP), today announced financial and operating results for its third quarter of 2008.

Third Quarter 2008 Financial Highlights

  Production increased 156% to 1,689 MBoe from 661 MBoe in the third quarter of 2007.
  Oil and natural gas sales revenues, including realized gains and losses on derivative instruments, improved to $106.1 million from $47.0 million in the third quarter of 2007.
  Realized crude oil and liquids prices, including realized gains and losses on derivative instruments, averaged $80.96 per Boe and realized natural gas prices averaged $8.38 per Mcf. These compare to average realized crude oil and liquids prices of $58.61 per Boe and average realized natural gas prices of $4.11 per Mcf for the third quarter of 2007.
  Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), a non-GAAP measure, increased by 191% to $61.6 million from $21.2 million for the third quarter of 2007. This increase was due primarily to higher production volumes due to the Partnership’s 2007 acquisitions and higher overall commodity prices.
  Per unit production expenses, which include lease operating expenses, production and property taxes and processing fees, increased to $24.29 per Boe from $20.97 per Boe in the third quarter of 2007, resulting from the impact of higher commodity prices and well workovers.
  General and administrative expenses, excluding unit-based compensation, were $8.4 million and were at the low end of our guidance range.
  Net income was $454.5 million, or income of $8.63 per limited partner unit, reflecting $429.9 million in non-cash unrealized gains attributable to the change in fair value of the Partnership’s derivative financial instruments, including interest rate swaps, during the period. In the third quarter of 2007, net loss was $7.5 million, or a loss of $0.25 per limited partner unit, including unrealized losses of $22.2 million.
  Distributable cash flow was $31.6 million, 113% higher than the third quarter of 2007.
  The Partnership declared a quarterly cash distribution of $0.52 per unit for the third quarter, or $2.08 per unit on an annualized basis, a 17.5% increase from the third quarter of 2007.
  Capital expenditures totaled $53.0 million during the third quarter of 2008 and $97.7 million for the first nine months of 2008.

Third Quarter 2008 Production Highlights

  Record number of rigs utilized (eight) and record number of wells drilled (60).
  Oil and NGL production was 762 MBoe compared to 649 MBoe in the third quarter of 2007.
  Natural gas production was 5,564 MMcf compared to 74 MMcf in the third quarter of 2007.
  The Partnership’s 2007 acquisitions contributed 1,039 MBoe to the year-over-year quarterly increase.

Management Commentary

Hal Washburn, Chairman and Co-CEO of BreitBurn Energy Partners, said, “Once again we posted record levels of drilling activity in the recent quarter as we continued to capitalize on last year’s acquisitions. We drilled 60 development wells in the quarter and are encouraged by the results of the wells we have brought on line. We are very focused on converting that drilling activity to production in the coming quarter. We are pleased with our financial performance during a quarter of extreme volatility in the commodity and financial markets. Our financial performance is a function of our focus on profitable growth, our diversified portfolio of high-quality long-lived assets and an excellent commodity derivative portfolio that was constructed to support our distributions even in a volatile commodity price environment.

Washburn continued, “We remain committed to our long term business strategy and are encouraged by our recent drilling results in Michigan. However, we cannot ignore the dramatic broader market developments that have occurred in the past few months. These include a significant drop in commodity prices and unprecedented financial market distress. These events have prompted us to reevaluate our future capital spending and we have decided to be conservative and reduce our capital spending beginning immediately. For 2009 we are working to high grade our capital projects, which, based on our current assumptions about future costs and commodity prices, should allow us to reduce our capital spending significantly from 2008 levels while maintaining current production rates and possibly generating a modest amount of organic production growth. Similarly, given the possibility of both an extended period of further weakening of oil and gas prices and increasing economic and financial market uncertainty, as well as the reduction in our fourth quarter capital spending and the recent filing of a lawsuit by Quicksilver Resources, our plan for the near term will be to maintain the current distribution policy and to bolster our financial flexibility by using excess cash flow either to reduce debt or to create a cushion. Consistent with this priority, the management team no longer intends to recommend to the Board an increase in the fourth quarter distribution rate to $2.30, as had been previously discussed.”

Impact of derivative instruments

  Non-cash unrealized gains of $431.6 million for the third quarter of 2008 reflect the impact that lower crude oil and natural gas futures prices had on changes in the fair values of our commodity derivative instruments related to the expected sales of our future production through 2012.
  Non-cash unrealized losses of $1.7 million for the third quarter of 2008 reflect the impact that changing interest rates had on changes in the fair values of our interest rate swaps during the period.
  Excluding the impact of non-cash unrealized gains and losses on derivative instruments, adjusted net income (a non-GAAP measure) would have been $24.6 million in the third quarter of 2008 and $14.7 million in the third quarter of 2007.
  The Partnership uses commodity and interest rate derivative instruments as economic hedges to help maintain cash flows for operating activities, acquisitions, capital expenditures, distributions and to mitigate the risks associated with commodity price volatility and changing interest rates. The Partnership does not enter into derivative instruments for speculative trading purposes. Non-cash gains or losses do not affect Adjusted EBITDA, cash flow from operations or the Partnership’s ability to pay its cash distributions.

The following table presents production, income statement and realized price information for the three months ended September 30 and June 30, 2008 and September 30, 2007:

	Three Months Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
Oil, natural gas and natural gas liquid sales	$130,249	$139,962	$49,528
Realized gains (losses) on commodity derivative instruments	(24,123)	(33,334)	(2,555)
Unrealized gains (losses) on commodity derivative instruments	431,564	(319,948)	(22,212)
Other revenues, net	806	643	130
Total revenues	$538,496	$(212,677)	$24,891
Lease operating expenses	32,154	26,094	11,092
Production and property taxes	7,814	8,499	2,767
Processing fees	1,057	1,392	-
Total lease operating expenses	$41,025	$35,985	$13,859
Lease operating expenses pre taxes per Boe (a)	$19.66	$16.06	$16.78
Production and property taxes per Boe	4.63	4.97	4.19
Total lease operating expenses per Boe	24.29	21.03	20.97
General and administrative expenses excluding unit-based compensation	$8,392	$9,562	$3,521
Net income (loss) (b,c)	$454,454	$(286,240)	$(7,467)
Net income (loss) per limited partnership unit (b,c)	$8.63	$(4.39)	$(0.25)

Total Production (MBoe)	1,689	1,711	661
Oil and NGL (MBoe)	762	766	649
Natural gas (MMcf)	5,564	5,666	74
Average daily production (Boe/d)	18,359	18,802	7,184

Sales volumes (MBoe)	1,657	1,674	782
Average realized sales price (per Boe) (c)	$63.76	$62.96	$58.10
Oil and NGL (per Boe) (c)	80.96	77.75	58.61
Natural gas (per Mcf) (c)	8.38	8.58	4.11
(a) Includes processing fees
(b) Includes non-cash unrealized gains (losses) on derivative instruments
(c) Includes realized gains (losses) on derivative instruments

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information, including the reconciliations of certain non-generally accepted accounting principles ("non-GAAP") measures to their nearest comparable generally accepted accounting principles ("GAAP") measures, may be used periodically by management when discussing the Partnership's financial results with investors and analysts and they are also available on the Partnership's website under the Investor Relations tab.

Among the non-GAAP financial measures used are "Adjusted EBITDA,” “distributable cash flow” and “Adjusted net income excluding the effect of derivatives on our oil, natural gas and natural gas liquid sales”. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA, Adjusted net income excluding the effect of derivatives on our oil, natural gas and natural gas liquid sales, and distributable cash flow are presented as management believes they provide additional information and metrics relative to the performance of the Partnership's business, such as the cash distributions we expect to pay to our unitholders, as well as our ability to meet our debt covenant compliance tests. Management believes that these financial measures indicate to investors whether or not cash flow is being generated at a level that can sustain or support an increase in our quarterly distribution rates. These non-GAAP financial measures may not be comparable to similarly titled measures of other publicly traded partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA, Adjusted net income excluding the effect of derivatives on our oil, natural gas and natural gas liquid sales, and distributable cash flow in the same manner.

Adjusted EBITDA and Distributable Cash Flow

The following table presents a reconciliation of Adjusted EBITDA to net income (loss) and net cash flow from operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated. It also presents distributable cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Thousands of dollars	2008	2007	2008	2007

Reconciliation of consolidated net loss to Adjusted EBITDA:
Net income (loss)	$454,454	$(7,467)	$127,074	$(13,291)
Unrealized (gain) loss on commodity derivative instruments	(431,564)	22,212	(41,667)	40,281
Depletion, depreciation and amortization expense	21,477	6,146	64,228	13,744
Interest expense and other financing costs	10,325	522	21,237	1,623
Unrealized (gain) loss on interest rate derivatives	1,660	-	2,269	-
Income tax provision	2,599	(250)	1,262	(562)
Non-cash unit based compensation	1,842	-	5,390	-
Amortization of intangibles	792	-	2,339	-

Adjusted EBITDA	$61,585	$21,163	$182,132	$41,795

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Thousands of dollars	2008	2007	2008	2007

Reconciliation of net cash from operating activities to Adjusted EBITDA:
Net cash from operating activities	$56,326	$22,110	$190,961	$49,099
Add:
Increase (decrease) in assets net of liabilities relating to operating activities	(4,903)	188	(33,787)	(3,607)
Interest expense (including realized losses on interest rate swaps)	10,325	238	21,237	1,197
Equity earnings from affiliates, net	(1,256)	75	(772)	(19)
Incentive compensation expense (a)	1,373	(1,255)	198	(8,821)
Incentive compensation plans paid	1,006	(215)	6,346	3,462
Minority interest	(51)	(37)	(175)	(47)
Other	(1,235)	59	(1,876)	531

Adjusted EBITDA	$61,585	$21,163	$182,132	$41,795

Cash interest expense	(9,506)	(522)	(19,461)	(1,623)
Maintenance capital expenditures	(20,491)	(5,787)	(48,996)	(10,821)

Distributable cash flow	$31,588	$14,854	$113,675	$29,351

(a) Represents incentive compensation plan expense expected to be settled in cash.

Hedge Portfolio Summary

During the third quarter the Partnership replaced certain commodity and interest rate hedges previously in place with an affiliate of Lehman Brothers Holdings (“Lehman Brothers”). On September 19, 2008 we terminated a zero cost collar for oil volumes of 1,000 barrels per day for the full year 2011. This collar represented approximately 8% of the Partnership’s total 2011 oil and gas hedge portfolio. The reference price for the zero cost collar was NYMEX West Texas Intermediate crude oil. The floor price for the collar was $105.00 per barrel and the ceiling price was $174.50 per barrel. The Partnership also terminated an interest rate swap on a $50 million notional amount originally covering the period from January 8, 2008 to July 8, 2009. Under this interest rate swap, the Partnership was obligated to pay Lehman Brothers interest at a fixed rate of 3.438% per annum and Lehman Brothers was obligated to pay the Partnership interest at a rate equal to 1-month LIBOR, with the net amount payable to the other party monthly. Following the termination of these two separate contracts, the Partnership entered into substantially similar contracts with other counterparties. The net cost to the Partnership of replicating the terminated Lehman Brothers contracts was $4.2 million. The Partnership has a claim of approximately $4.6 million in the Lehman Brothers bankruptcy case relating to the terminations and Lehman Brothers' failure to pay.

The table below summarizes the Partnership’s derivative hedge portfolio as of September 30, 2008.

	Q4	Year	Year	Year	Year
	2008	2009	2010	2011	2012
Gas Positions:
Fixed Price Swaps:
Hedged Volume (MMBtu/d)	48,215	45,802	43,869	25,955	19,129
Average Price ($/MMBtu)	$8.15	$8.14	$8.20	$9.21	$10.13
Collars:
Hedged Volume (MMBtu/d)	1,462	1,740	3,405	16,016	19,129
Average Floor Price ($/MMBtu)	$9.00	$9.00	$9.00	$9.00	$9.00
Average Ceiling Price ($/MMBtu)	$20.00	$16.36	$12.79	$11.28	$11.89
Total:
Hedged Volume (MMMBtu/d)	49,677	47,542	47,275	41,971	38,257
Average Price ($/MMBtu)	$8.18	$8.18	$8.25	$9.13	$9.56

Oil Positions:
Fixed Price Swaps:
Hedged Volume (Bbls/d)	2,341	1,838	2,308	2,116	1,939
Average Price ($/Bbl)	$78.02	$75.49	$83.11	$88.26	$90.00
Participating Swaps: (a)
Hedged Volume (Bbls/d)	2,675	2,847	1,993	1,439	-
Average Price ($/Bbl)	$60.93	$62.86	$64.41	$61.27	$-
Average Part. %	61.7%	60.9%	55.5%	53.1%	-
Collars:
Hedged Volume (Bbls/d)	478	594	1,279	2,048	3,077
Average Floor Price ($/Bbl)	$110.00	$92.24	$102.83	$103.43	$109.99
Average Ceiling Price ($/Bbl)	$146.90	$122.82	$136.15	$152.62	$145.38
Floors:
Hedged Volume (Bbls/d)	500	500	500	-	-
Average Floor Price ($/Bbl)	$105.00	$100.00	$100.00	$-	$-
Total:
Hedged Volume (Bbls/d)	5,994	5,778	6,080	5,603	5,016
Average Price ($/Bbl)	$75.19	$73.12	$82.52	$86.87	$102.26

(a) A participating swap combines a swap and a call option with the same strike price.

Recent Lawsuit Filed by Quicksilver Resources, Inc.

On October 31, 2008 BreitBurn learned that Quicksilver Resources Inc. (NYSE:KWK) ("Quicksilver") had filed a lawsuit naming BreitBurn, several BreitBurn related entities, Provident Energy Trust (TSX:PVE.UN) (NYSE:PVX) ("Provident") and several individual directors of the general partner of BreitBurn. BreitBurn believes that the allegations in the lawsuit are without merit and intends to defend itself vigorously against the allegations. A press release related to this action was issued by BreitBurn on November 3, 2008 detailing several points that were intended to clarify matters relating to the lawsuit for its unitholders.

Conference Call

The Partnership will host an investor conference call to discuss its results today at 2:00 p.m. (Pacific Time). Investors may access the conference call over the Internet via the Investor Relations tab of the Partnership's website (www.breitburn.com), or via telephone by dialing 800-289-0572 (international callers dial +1-913-312-1303) a few minutes prior to register. Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. In addition, a replay of the call will be available through November 13, 2008 by dialing 888-203-1112 (international callers dial +1-719-457-0820) and entering replay PIN 2274770, or by going to the Investor Relations tab of the Partnership's website (www.breitburn.com). The Partnership will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. The Partnership’s producing and non-producing crude oil and natural gas reserves are located in the Antrim Shale in Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, the New Albany Shale in Indiana and Kentucky, and the Permian Basin in West Texas. See www.BreitBurn.com for more information.

BBEP-IR

Cautionary Statement Relevant to Forward - Looking Information

This press release contains forward-looking statements relating to BreitBurn's operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "believes," "estimates," "recommends," “future,” “impact,” “guidance” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: inaccuracies in the estimated timing and amount of future production of oil and natural gas due to numerous factors, including permit delays or restrictions, weather, equipment failures, delays or lack of availability, unexpected subsurface or geologic conditions, lack of capital, increases in the costs of rented or contracted equipment, increases in labor costs, volumes of oil or gas greater or lesser than anticipated, and changes in applicable regulations and laws; unexpected problems with wells or other equipment, particularly in our Florida properties where production is concentrated in relatively few wells; the lack of availability of drilling and production equipment or unexpected increases in the cost of such equipment; unexpected changes in operating costs and other expenses, including utilities, labor, transportation, well and oil field services, taxes, permit fees, regulatory compliance, and other costs of operation; the potential for oil and gas operating costs to increase while corresponding sales prices of oil and gas are wholly or partially fixed due to our use of derivative contracts, or "hedges" to limit price volatility; changes in crude oil and natural gas prices, including price discounts and basis differentials; management changing its recommendation or the Board not accepting such a recommendation regarding distributions after reviewing all relevant factors the competitiveness of alternate energy sources or product substitutes; technological developments; the future performance of the properties acquired from Quicksilver Resources Inc. in 2007; the uncertainty related to the filing of litigation by Quicksilver Resources Inc.; the discovery of previously unknown environmental issues; inaccuracies in estimating the amount, nature and timing of capital expenditures, including future development costs; potential disruption or interruption of BreitBurn's net production due to accidents or severe weather; the effects of changed accounting rules under generally accepted accounting principles; the inability to predict the availability and terms of capital; issues with marketing of oil and natural gas including lack of access to markets, changes in pipeline and transportation tariffs and costs, increases in minimum sales quality standards for oil or natural gas, changes in the supply-demand status of oil or gas in a given market area, and the introduction of increased quantities of oil or natural gas into a given area due to new discoveries or new delivery systems; and the factors set forth under the heading "Risk Factors" incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

BreitBurn Energy Partners L.P. and Subsidiaries
Unaudited Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Thousands of dollars, except per unit amounts	2008	2007	2008	2007

Revenues and other income items:
Oil, natural gas and natural gas liquid sales	$130,249	$49,528	$386,060	$103,330
Gains (losses) on commodity derivative instruments, net	407,441	(24,767)	(29,228)	(38,986)
Other revenue, net	806	130	2,324	608
Total revenues and other income items	538,496	24,891	359,156	64,952
Operating costs and expenses:
Operating costs	39,515	20,775	110,210	44,071
Depletion, depreciation and amortization	21,477	6,146	64,228	13,744
General and administrative expenses	8,879	5,057	32,815	19,193
Total operating costs and expenses	69,871	31,978	207,253	77,008

Operating income (loss)	468,625	(7,087)	151,903	(12,056)

Interest and other financing costs, net	9,021	522	19,569	1,623
Loss on interest rate swaps	2,964	-	3,937	-
Other (income) expenses, net	(464)	71	(114)	127

Income (loss) before taxes and minority interest	457,104	(7,680)	128,511	(13,806)

Income tax expense (benefit)	2,599	(250)	1,262	(562)
Minority interest	51	37	175	47

Net income (loss)	454,454	(7,467)	127,074	(13,291)

General Partner's interest in net income (loss)	-	(114)	(2,019)	(225)

Limited Partners' interest in net income (loss)	$454,454	$(7,353)	$129,093	$(13,066)

Basic net income (loss) per unit	$8.63	$(0.25)	$2.10	$(0.52)
Diluted net income (loss) per unit	$8.41	$(0.25)	$2.06	$(0.52)
Weighted average number of units used to calculate:
Basic net income (loss) per unit	52,635,634	29,006,002	61,455,638	25,266,060
Diluted net income (loss) per unit	54,062,291	29,006,002	62,744,384	25,266,060

BreitBurn Energy Partners L.P. and Subsidiaries
Unaudited Consolidated Balance Sheets

	September 30,	December 31,
Thousands of dollars, except unit amounts	2008	2007
ASSETS
Current assets:
Cash	$10,800	$5,929
Accounts receivable	49,131	44,202
Non-hedging derivative instruments	6,664	948
Related party receivables	5,694	35,568
Inventory	7,997	5,704
Prepaid expenses	6,699	2,083
Intangibles	3,130	3,169
Other current assets	169	160
Total current assets	90,284	97,763
Equity investments	15,035	15,645
Property, plant and equipment
Oil and gas properties	2,017,103	1,910,941
Non-oil and gas assets	7,124	568
	2,024,227	1,911,509
Accumulated depletion and depreciation	(109,795)	(47,022)
Net property, plant and equipment	1,914,432	1,864,487
Other long-term assets
Intangibles	928	3,228
Non-hedging derivative instruments	58,017	-
Other long-term assets	7,638	5,433

Total assets	$2,086,334	$1,986,556
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Accounts payable	$36,741	$13,910
Book overdraft	9,524	1,920
Non-hedging derivative instruments	35,835	35,172
Related party payables	-	10,137
Revenue distributions payable	24,156	21,266
Derivative settlements payable	3,908	2,775
Accrued liabilities	18,920	5,504
Total current liabilities	129,084	90,684

Long-term debt	708,000	370,400
Long-term related party payables	-	1,532
Deferred income taxes	3,699	3,074
Asset retirement obligation	29,274	27,819
Non-hedging derivative instruments	85,204	65,695
Other long-term liabilities	2,828	2,000
Total liabilities	958,089	561,204
Minority interest	566	544
Partners' equity
Limited partners' interests (a)	1,127,679	1,423,418
General partner interest	-	1,390

Total liabilities and partners' equity	$2,086,334	$1,986,556

(a) Limited partner units outstanding	52,635,634	67,020,641

BreitBurn Energy Partners L.P. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows

	Nine Months
	Ended September 30,
Thousands of dollars	2008	2007

Cash flows from operating activities
Net income (loss)	$127,074	$(13,291)
Adjustments to reconcile net income (loss) to cash flow from operating activities:
Depletion, depreciation and amortization	64,228	13,744
Unit-based compensation expense	5,192	9,112
Unrealized (gain) loss on derivative instruments	(39,398)	40,281
Distributions less (greater) than income from equity affiliates	772	(18)
Deferred income tax	625	(824)
Minority interests	175	47
Amortization of intangibles	2,339	-
Other	2,513	193
Changes in assets and liabilities:
Accounts receivable and other assets	1,463	(15,162)
Inventory	(2,292)	8,239
Net change in related party receivables and payables	26,608	(1,441)
Accounts payable and other liabilities	1,662	8,219
Net cash provided by operating activities	190,961	49,099
Cash flows from investing activities
Capital expenditures	(86,811)	(18,198)
Property acquisitions	(9,988)	(266,740)
Net cash used by investing activities	(96,799)	(284,938)
Cash flows from financing activities
Issuance of common units	-	222,000
Purchase of common units	(336,216)	-
Distribution to predecessor members concurrent with initial public offering	-	581
Distributions	(93,304)	(30,642)
Proceeds from the issuance of long-term debt	659,093	143,500
Repayments of long-term debt	(321,493)	(97,000)
Book overdraft	7,603	1,949
Long-term debt issuance costs	(4,974)	(190)
Net cash provided (used) by financing activities	(89,291)	240,198
Increase in cash	4,871	4,359
Cash beginning of period	5,929	93
Cash end of period	$10,800	$4,452

CONTACT:
BreitBurn Energy Partners L.P.
James G. Jackson, 213-225-5900 x273
Executive Vice President and Chief Financial Officer
or
Ruder Finn/West
Pierre Hirsch, 415-692-3060